CERTIFICATE OF AMENDMENT

OF

UBS PW OPPORTUNITY FUND, L.L.C.

1. The name of the limited liability company is UBS PW Opportunity Fund, L.L.C.

2. The Certificate of Formation of the limited liability company is hereby amended as follows:

           The name of the limited liability company is UBS PW M2 FUND, L.L.C.

3. This Certificate of Amendment shall be effective upon filing.

           IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of UBS PW Opportunity Fund, L.L.C. this 11th day of December, 2002.

AUTHORIZED PERSON: By: /s/ Michael Mascis Michael Mascis